AMENDED AND RESTATED
NOMINATION AGREEMENT

This Amended and Restated Nomination Agreement, dated as of the 26th day of August, 2010 (this “Agreement”), amends and restates the Nomination Agreement, dated May 14, 2009 (the “Original Agreement”), by and among Peerless Systems Corporation, a Delaware corporation (the “Company”), on the one hand, and (i) Bandera Partners LLC (“Bandera Partners” or “BP”), (ii) Bandera Master Fund L.P. (“Bandera Master Fund” or “BMF”), (iii) Bandera Partners Management LLC (“BPM”), (iv) Gregory Bylinsky (“Bylinsky”), (v) Jefferson Gramm (“Gramm,” and together with Bylinsky, the “Bandera Directors”) and (vi) any other Affiliates of BP, BMF, BPM, Bylinsky or Gramm (together with BP, BMF, BPM, Bylinsky and Gramm, the “Bandera Parties” and, each, a “Bandera Party”), on the other hand.

WHEREAS, the parties hereto are party to the Original Agreement, relating to the nomination of the Bandera Directors and the Bandera Parties’ investment in the Company;

WHEREAS, simultaneously herewith, the Board is approving a tender offer by the Company pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) to all of its stockholders to repurchase up to 13,846,153 shares of its common stock, par value $.001 (the “Common Stock”),  at a price of $3.25 per share (the “Tender Offer”);

WHEREAS, the parties hereto desire to amend and restate the Original Agreement in connection with the Tender Offer;

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations, warranties, covenants and agreements hereinafter set forth, and, intending to be legally bound hereby, the parties hereby agree to amend and restate the Original Agreement as follows:

1.           Tender Offer and Board Composition.

(a)           Tender Offer.   The Company will commence the Tender Offer as soon as reasonably practicable after the date hereof, and the Company will use its reasonable efforts to cause the closing of the Tender Offer (the “Closing”) to occur on or before December 1, 2010.  The Bandera Parties hereby agree to tender to the Company in the Tender Offer 3,599,320 shares of Common Stock directly owned by BMF and to not withdraw such shares from such tender unless and until the Tender Offer expires or is terminated.  Each of Gramm and Bylinsky hereby agrees to: (i) exercise all options to acquire Common Stock directly owned by him which are vested on or before the date of the Closing and (ii) tender in the Tender Offer all shares of Common Stock received upon exercise of such options and to not withdraw such shares from such tender unless and until the Tender Offer expires or is terminated.

(b)           Board Composition.  Immediately following the closing of the Tender Offer (the “Closing”), Bylinsky shall resign from the Board and the Board shall be comprised as follows:

(i)         If immediately following the Closing the Bandera Parties beneficially own 450,000 (Four Hundred and Fifty Thousand) or more shares of Common Stock, the size of the Board shall be reduced to six directors and the Board shall be comprised of the following six persons: Steven M. Bathgate, Timothy E. Brog, Jefferson Gramm, Jeffrey A. Hammer, Eric Kuby and Jeffrey S. Wald.

(ii)         If immediately following the Closing the Bandera Parties beneficially own 360,000 (Three Hundred and Sixty Thousand) or more shares of Common Stock, but less than 450,000 (Four Hundred and Fifty Thousand) shares of Common Stock, the Board shall be comprised of the following seven directors: Steven M. Bathgate, Timothy E. Brog, Jefferson Gramm, Jeffrey A. Hammer, Eric Kuby, Robert Frankfurt and Jeffrey S. Wald.

(iii)         If immediately following the Closing the Bandera Parties beneficially own less than 360,000 (Three Hundred and Sixty Thousand) shares of Common Stock, Gramm shall resign from the Board, the size of the Board shall be reduced to six directors and the Board shall be comprised of the following six persons: Steven M. Bathgate, Timothy E. Brog, Robert Frankfurt, Jeffrey A. Hammer, Eric Kuby, and Jeffrey S. Wald.

(iv)           If any Bandera Director leaves the Board (whether by resignation or otherwise) during the period commencing on the date of this Agreement and ending on November 11, 2010, the Bandera Parties shall be entitled to recommend to the Nominating and Corporate Governance Committee a replacement nominee; provided; that such nominee shall be subject to the approval of the Nominating and Corporate Governance Committee and shall be a person who (i) may reasonably be determined by the Nominating and Corporate Governance Committee to be “independent” under the General NASDAQ Independence Standards and (ii) meets the other requirements for the Company’s directors pursuant to the Company’s certificate of incorporation, bylaws and other governance documents, each as may be amended from time to time.  The Nominating and Corporate Governance Committee will not unreasonably withhold, or delay beyond five business days, its approval and nomination of any replacement director recommended by the Bandera Parties.  No later than five business days after the Nominating and Corporate Governance Committee’s approval and nomination of a replacement director recommended by the Bandera Parties pursuant to this Section 1(b)(iv), the Board will appoint such replacement director to the Board, and such replacement director will be a Bandera Director and shall be required to sign this Agreement.  In the event the Nominating and Corporate Governance Committee does not approve and nominate a replacement director recommended by the Bandera Parties, the Bandera Parties will have the right to recommend another replacement director for consideration by the Nominating and Corporate Governance Committee in accordance with this Section 1(b)(iv).  The provisions of this Section 1(b)(iv) shall not apply with respect to any vacancy created by any resignation of a Bandera Director that was required pursuant to Section 1(b)(iii).

(v)           Subject to Section 1(b)(iv), if a vacancy occurs in any of the directorships set forth above, the Nominating and Corporate Governance Committee shall fill such directorship in accordance with the Company’s bylaws.

(c)           Board Committees and Meetings.

(i)           Committees. The Board shall not form an Executive Committee prior to the date of the Company’s 2011 Annual Meeting (the “2011 Meeting Date”) without the unanimous approval of the Board.  The composition of the Nominating and Corporate Governance Committee and other committees of the Board following the Closing shall be determined by the Board.

(ii)           Meetings.  As long as any Bandera Director serves on the Board, such Bandera Director shall be given the same amount of advance notice of any meeting of the entire Board and of any Committee of the Board of which such Bandera Director is a member as is given to any other director of the Company.

2.           Termination.  This Agreement will remain in full force and effect and will be fully binding on the parties hereto in accordance with the provisions hereof until the 2011 Meeting Date.  Notwithstanding the foregoing, Sections 16 and 17 will indefinitely survive any termination of this Agreement and the first sentence of Section 6 will survive any termination of this Agreement for such period as may be required by applicable law.

3.           Standstill.

(a)           During the period commencing on the date of this Agreement and ending on November 11, 2010, each Bandera Party agrees that, without the prior written consent of the Company, which consent shall have been specifically expressed in a written resolution adopted by a majority vote of all Board members other than the Bandera Directors, it will not, and will cause each of its Affiliates, Associates (as such terms are defined in Section 12), officers, agents and other Persons acting on its behalf not to:

(i)           acquire, offer or propose to acquire, or agree to acquire, directly or indirectly, whether by purchase, tender or exchange offer, through the acquisition of control of another Person (as such term is defined in Section 12), by joining a partnership, limited partnership, syndicate or other “group” (within the meaning of Section 13(d)(3) of the Exchange Act, or otherwise, any Voting Securities (as such term is defined in Section 12), or otherwise become the beneficial owner (as such term is defined in Section 12) of any Voting Securities; provided, that no such acquisition shall be deemed to occur solely due to a stock split, reverse stock split, stock dividend, cancellation or repurchase of Voting Securities, reclassification, reorganization or other transaction affecting the Voting Securities generally.

(ii)           engage, or in any way participate, directly or indirectly, in any “solicitation” (as such term is defined in Rule 14a-1(l) promulgated by the Securities and Exchange Commission (the “SEC”) under the Exchange Act) of proxies or consents (whether or not relating to the election or removal of directors); seek to advise, encourage or influence any Person with respect to the voting of any Voting Securities in any manner other than that recommended by a majority of the Board; initiate, propose or otherwise “solicit” (as such term is defined in Rule 14a-1(l) promulgated by the SEC under the Exchange Act) stockholders of the Company for the approval of stockholder proposals whether made pursuant to Rule 14a-8 or Rule 14a-4 under the Exchange Act or otherwise; induce or attempt to induce any other Person to initiate any such stockholder proposal; or otherwise communicate or seek to communicate with the Company’s stockholders or others pursuant to Rule 14a-1(l)(2)(iv) under the Exchange Act; provided, that this Section 4(b)(ii) shall not prohibit any Bandera Party from (A) voting, in such manner as it may determine in its sole discretion, any of the Voting Securities reported as being beneficially owned by any of the Bandera Parties on the Schedule 13D filed with the SEC on February 9, 2010 (the “Bandera 13D”), the Form 4 filed with the SEC on June 9, 2009 (the “June 2009 Form 4”) or the Form 4 filed with the SEC on June 23, 2010 (the “June 2010 Form 4”); provided, however, this subparagraph (A) shall only be applicable if the Bandera Party has been advised in writing by its outside counsel that voting such Voting Securities based upon the recommendation of the Board would breach a fiduciary duty owed to its investors, (B) communicating with the Company or any officer or director of the Company in a non-public manner or (C) communicating with any Person who is an investor in any of the Bandera Parties in a non-public manner;

(iii)           form, join or in any way participate in any “group” (within the meaning of Rule 13d-5 of Regulation 13D-G under the Exchange Act) with respect to any Voting Securities with any Person not identified in the Bandera 13D, the June 2009 Form 4 or the June 2010 Form 4;

(iv)           deposit any Voting Securities in any voting trust or subject any Voting Securities to any arrangement or agreement with respect to the voting of any Voting Securities, except with a Bandera Party or as expressly set forth in this Agreement;

(v)           seek to have called, or cause to be called, any meeting of the stockholders of the Company;

(vi)           make any public demand to inspect the books and records of the Company, including pursuant to any statutory right that the Bandera Parties may have;

(vii)           enter into any arrangements, understanding or agreements (whether written or oral) with, or advise, finance, assist or encourage, any other Person in connection with any of the foregoing, or make any investment in, any other Person that, to the best knowledge of the Bandera Parties at the time such investment is made, engages, or offers or proposes to engage, in any of the foregoing;

(viii)           make any proposal (including the public disclosure or discussion of any proposal) or statement regarding any of the foregoing, or publicly disclose any intention, plan or arrangement (whether written or oral) inconsistent with the foregoing, or make or publicly disclose any request to amend, waive or terminate any provision of this Agreement; provided, that this Section 4(b)(viii) shall not prohibit any Bandera Party from communicating with the Company or any officer or director of the Company in a non-public manner; or

(ix)           take, or cause or induce others to take, any action inconsistent with any of the foregoing.

(b)           During the period commencing on the date of this Agreement and ending on November 11, 2010, each Bandera Party agrees that, without the prior written consent of the Company, which consent shall have been specifically expressed in a written resolution adopted by a majority vote of all Board members, it will not, and will cause each of its Affiliates, Associates, officers, agents and other Persons acting on its behalf not to:

(i)           directly or indirectly enter into any agreement, arrangement, understanding or contract (whether written or oral) with any other stockholder or director of the Company with respect to the Company, the Common Stock or other securities of the Company, other than the terms set forth in this Agreement;

(ii)          enter into any arrangements, understanding or agreements (whether written or oral) with, or advise, finance, assist or encourage, any other Person in connection with any of the foregoing, or make any investment in, any other Person that, to the best knowledge of the Bandera Parties at the time such investment is made, engages, or offers or proposes to engage, in any of the foregoing; or

(iii)         take, or cause or induce others to take, any action inconsistent with any of the foregoing.

5.           Inspection.  For so long as this Agreement shall remain in effect, this Agreement shall be made available for inspection by any stockholder at the principal executive offices of the Company.

6.           Insider Trading; SEC Filings.  For so long as a Bandera Director remains on the Board, and for such period thereafter as may be required by applicable law due to a Bandera Director’s  service on the Board, each of the Bandera Parties shall be bound by, and shall cause its Associates and Affiliates to be bound by, the Company’s Insider Trading Compliance Program, as such program may be amended from time to time by the Board.  A copy of such program as in effect as of the day hereof, has been provided to the Bandera Parties.  Each of the Bandera Parties agrees to timely file such reports as may be required by applicable law with respect to their Voting Securities, including, but not limited to, reports under Sections 13(d) and 16 of the Exchange Act.

7.           Representations and Warranties of Bandera Parties.  The Bandera Parties jointly and severally represent and warrant to the Company as follows:

(a)           Each Bandera Party has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby.

(b)           This Agreement has been duly and validly authorized, executed, and delivered by each Bandera Party, constitutes a valid and binding obligation and agreement of each Bandera Party, and is enforceable against each Bandera Party in accordance with its terms.

(c)           The aggregate number of shares of Common Stock reported as being beneficially owned by Bandera Partners on the Bandera 13D are beneficially owned by Bandera Partners (as disclosed on the Bandera 13D) as of the date hereof.  In addition, each of Gramm and Bylinsky directly own (i) options to acquire 40,000 shares of Common Stock, as disclosed on the June 2009 Form 4 and the June 2010 Form 4, and (ii) 10,000 shares of restricted Common Stock, as disclosed on the June 2010 Form 4.  As of the date hereof, such shares of Common Stock, options and shares of restricted Common Stock constitute all of the Voting Securities owned by the Bandera Parties and their Affiliates and Associates as of the date hereof.

(d)           As of the date hereof, none of the Bandera Parties has any direct or indirect agreement, arrangement, understanding or contract (whether written or oral) with any other stockholder, employee, agent or director of the Company with respect to the Company, the Common Stock or other securities of the Company, other than the terms set forth in this Agreement.

8.           Representations and Warranties of the Company.  The Company hereby represents and warrants as follows:

(a)           The Company has the corporate power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby.

(b)           This Agreement (i) has been approved by a resolution adopted by a majority vote of all Board members other than the Bandera Directors, (ii) has been duly and validly authorized, executed and delivered by the Company, (iii) constitutes a valid and binding obligation and agreement of the Company, and (iv) is enforceable against the Company in accordance with its terms.

9.           Specific Performance.  Each of the Bandera Parties, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other party hereto would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable in damages.  It is accordingly agreed that the Bandera Parties, on the one hand, and the Company, on the other hand (the “Moving Party”), will each be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof and the other party hereto will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity.

10.           Invalid Provisions.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

11.           No Waiver.  This Agreement may be waived only by a written instrument duly signed by the party (or, in the case of the Bandera Parties, the Representative (as defined in Section 19)) against whom such waiver may be sought to be enforced, except as otherwise expressly provided in Section 1(f).  Any waiver by either the Representative or the Company of a breach of any provision of this Agreement will not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement.  The failure of either the Representative or the Company to insist upon strict adherence to any term of this Agreement on one or more occasions will not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

12.           Certain Definitions.  As used in this Agreement,

(a)           “Person” will mean any individual, partnership, corporation, group, syndicate, trust, government or agency, or any other organization, entity or enterprise;

(b)           “Affiliates” and “Associates” will have the meanings set forth in Rule 12b-2 under the Exchange Act and will include Persons who become Affiliates or Associates of any Person subsequent to the date hereof;

(c)           “Voting Securities” will mean any securities of the Company entitled, or which may be entitled, to vote in the election of directors, or securities convertible into or exercisable or exchangeable for such securities, whether or not subject to passage of time or other contingencies;  and

(d)           “beneficial owner” and “beneficially own” have the same meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act.

13.           Successors and Assigns.  Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other parties hereto and any attempt to do so will be void.  Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

14.            Release. Simultaneously herewith, the parties to the release attached hereto as Exhibit A shall execute and deliver the release in the form attached hereto as Exhibit A.

15.           Headings.  The section headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

16.           Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) upon sending if sent by facsimile during regular business hours or on the next business day, if sent by facsimile after regular business hours, in each case with electronic confirmation of sending; provided, that a copy is sent on the same day by registered mail, return receipt requested, in each case to the appropriate mailing address set forth below (or to such other mailing address as a party may designate by notice to the other parties in accordance with this Section 16), (c) one (1) day after being sent by nationally recognized overnight carrier to the addresses set forth below (or to such other mailing addresses as a party may designate by notice to the other parties in accordance with this Section 16) or (d) when actually delivered if sent by any other method that results in delivery (with written confirmation of receipt):

If to the Company:

Peerless Systems Corporation
2361 Rosecrans Avenue
Suite 440
El Segundo, California 90254
Attn: Chairman of the Board
Telephone:	310-536-0908
Facsimile:	310-536-0058

with a copy (which shall not constitute notice) to:

Peerless Systems Corporation
2361 Rosecrans Avenue
Suite 440
El Segundo, California 90254
Attn: General Counsel
Telephone:	310-536-0908
Facsimile:	310-536-0058

If to the Bandera Parties or the Representative to:

Bandera Partners LLC
26 Broadway
Suite 1607
New York, New York 10004
Attn: Jefferson Gramm
Telephone:	212-232-4583
Facsimile:	212-232-4586

with a copy to

Robert E. Holton, Esq.
Arnold & Porter LLP
399 Park Avenue
New York, New York 10022-4690
Telephone:	212-715-1137
Facsimile:	212-715-1399

or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

17.           Jurisdiction; Applicable Law.  Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the federal or state courts in Newcastle County in the State of Delaware in the event any dispute arises out of this Agreement, (b) agrees that it will not bring any action relating to this Agreement in any court other than the federal or state courts of the State of Delaware, (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (d) agrees that service of process in any proceeding in any such court may be made by registered mail, return receipt requested, to the applicable address set forth in, or in accordance with, Section 16.  This Agreement will be governed in all respects, including validity, interpretation and effect, by the laws of the State of Delaware applicable to contracts executed and to be performed wholly within such state without giving effect to the choice of law principles of such state.

18.           Counterparts.  This Agreement may be executed in two or more counterparts, each of which will be an original, but all of which together will constitute one and the same Agreement.

19.           Bandera Representative.  Each of the Bandera Parties hereby irrevocably appoints Bandera Partners as its attorney-in-fact and representative (the “Representative”), in its place and stead, to do any and all things and to execute any and all documents and give and receive any and all notices or instructions in connection with this Agreement.  The Company will be entitled to rely, as being binding on each of the Bandera Parties, upon any action taken by the Representative or upon any document, notice, instruction or other writing given or executed by the Representative.

20.           Entire Agreement; Amendments.  This Agreement amends and restates the Original Agreement in its entirety from and after the date hereof and constitutes the entire agreement of the parties with respect to the subject matter hereof and may be amended, modified or supplemented only by a written instrument duly executed by the Company and the Representative.  No amendment to this Agreement shall be deemed to be duly executed by the Company unless authorized by a written resolution adopted by a majority vote of all Board members other than the Bandera Directors.  Any action by the Company to enforce this Agreement shall be duly taken if authorized by a written resolution adopted by a majority vote of all Board members other than the Bandera Directors.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the undersigned parties has executed or caused this Agreement to be executed or caused to be executed on its behalf on the date first above written.

BANDERA PARTNERS LLC

By:	/s/ Jefferson Gramm
Name:	Jefferson Gramm
Title:	Managing Director

BANDERA MASTER FUND L.P.
By: Bandera Partners LLC Its: General Partner
By:	/s/ Jefferson Gramm
Name:	Jefferson Gramm
Title:	Managing Director

BANDERA PARTNERS MANAGEMENT LLC

By:	/s/ Jefferson Gramm
Name:	Jefferson Gramm
Title:	Managing Director

/s/ Gregory Bylinsky
Gregory Bylinsky

/s/ Jefferson Gramm
Jefferson Gramm

PEERLESS SYSTEMS CORPORATION

By:	/s/ William Neil
Name:	William Neil
Title:	Chief Financial Officer

Solely with respect to Section 14 above:

/s/ Timothy Brog
Timothy E. Brog